Exhibit 2
Item 4. Purpose of Transaction.
Item 4 of the Schedule 13D is hereby amended and supplemented by the addition of the following:
On May 11, 2015, the Casey Reporting Persons issued a press release (the "May 11 Press Release") regarding certain statements made by stockholders of the Issuer not affiliated with the Reporting Persons that were critical of the Issuer's Board. The foregoing summary of the May 11 Press Release is qualified in its entirety by reference to the full text of the May 11 Press Release, a copy of which is attached hereto as Exhibit 99.16 and is incorporated by reference herein.